                                                                    Exhibit 10.1

                       [DataWorks Corporation Letterhead]



August 4, 1998

Mr. Mark Hellinger
1211 Santa Luisa Drive
Solana Beach, CA  92075

Dear Mark:

This letter sets forth the terms of your separation from DataWorks Corporation (together with each of its subsidiaries, the "Company") and termination as an officer, employee or member of the board of directors of the any subsidiary of the Company. The terms of the separation are as follows:

1. SEPARATION. You will cease to be an officer, employee or member of the board of directors of any subsidiary of the Company effective as of August 4, 1998 (the "Separation Date").

2. ACCRUED SALARY AND PAID TIME OFF. The Company, forthwith, will pay you all accrued salary, and all accrued and unused paid time off, consistent with the Company's policies, earned through the Separation Date, subject to standard payroll deductions and withholdings.

3. EXISTING AGREEMENTS WITH THE COMPANY; NONCOMPETITION. You are a party to that certain offer letter entitled "Employment Terms" dated September 29, 1997 with the Company concerning, among other things, certain terms of your separation from the Company. A copy of the Employment Terms is attached as Exhibit A. You are also a party to a Noncompetition Agreement with the Company dated September 29, 1997, a copy of which is attached as Exhibit B. These agreements govern certain of your activities from and after the Separation Date and you should read them carefully. In particular, the Noncompetition Agreement contains certain covenants concerning competing activities, nonsolicitation, and noninterference with the Company's business through September 29, 2000.

4. SALARY AND RETENTION BONUS PAYMENTS. Pursuant to the Employment Terms, you will be paid the balance of your retention bonus until fully paid. You will also be paid an amount equal to your current base salary over a twelve (12)-month period following termination.

5. OPTIONS. Each outstanding option to purchase Common Stock of the Company which is held by you as of the Separation Date will continue to be governed by the terms of the option agreement pursuant to which such option was granted.



                                       1.

6. NO OTHER COMPENSATION OR BENEFITS. Except as expressly provided herein, you will not receive any compensation, severance, benefits, and shares of stock or stock options, after the Separation Date.

7. EXPENSE REIMBURSEMENTS. Within five (5) business days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement. The Company will reimburse you for these expenses pursuant to its regular business practice.

8. RETURN OF COMPANY PROPERTY. You will immediately return to the Company all Company documents (and all copies thereof) and other Company property which you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys; and, any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

9. PROPRIETARY INFORMATION OBLIGATIONS. Both during and after your employment you will refrain from any use or disclosure of the Company's proprietary or confidential information or materials without prior written authorization from a duly authorized representative of the Company. The Proprietary Information and Inventions Agreement which you have executed, a copy of which is attached hereto as Exhibit C (the "Proprietary Information and Inventions Agreement") will continue to apply pursuant to its terms following the Separation Date. You should read this document carefully to understand your obligations to the Company.

                                            Sincerely,

                                            DataWorks Corporation



                                            By:/s/ Norman R. Farquhar
                                               ---------------------------------
                                                   Norman R. Farquhar
                                                   Executive Vice President
                                                   and Chief Financial Officer

         Exhibit A - Employment Terms
         Exhibit B - Noncompetition Agreement
         Exhibit C - Proprietary Information and Inventions Agreement



                                       2.

                                Employment Terms



                                       1.

                              DATAWORKS CORPORATION
                      5910 PACIFIC CENTER BLVD., SUITE 300
                           SAN DIEGO, CALIFORNIA 92121

September 29, 1997


Mr. Mark Hellinger
1211 Santa Luisa Drive
Solana Beach, CA 92075

Re:      Employment Terms

Dear Mr. Hellinger:

         DataWorks Corporation (the "Company") is pleased to offer you the position of President, Mid-Tier Division, on the terms set forth below, effective immediately following the closing of the strategic merger between the Company and Interactive Group, Inc. As such, you will head DataWorks U.S. Mid-Tier ERP market. You will report directly to me.

         Your base compensation will be $200,000 per annum. Upon countersigning this letter accepting this offer of employment (provided the closing of the merger between the Company and Interactive has occurred), you will be entitled to receive from the Company a "retention bonus" of $300,000, payable quarterly over two years on the first day of each calendar quarter hereafter to be paid in installments of $37,500 (with the first payment of $37,500 to be paid on October 1, 1997). Your compensation hereunder will be subject to payroll deductions and all required withholdings, and you will be entitled to additional compensation, including stock options, as may be agreed upon by you and the Company. In any event, you will be eligible to participate in and benefit from the employee benefit plans and benefit arrangements of the Company, including its bonus and stock award programs, to the same extent the Company's other executive officers are so eligible. You will be evaluated for any award under the Company's bonus plan as then in effect at the Executive Vice President level.

         Immediately following the effectiveness of your employment with the Company as provided above, you will be granted an option to purchase 25,000 shares of Common Stock of the Company pursuant to the Company's 1995 Equity Incentive Plan, at an exercise price equal to 110% of the fair market value of the Common Stock on the date of such effectiveness and vesting in accordance with the Company's standard policies so long as you continue to be employed with the Company. Such option shall be an incentive stock option to the extent compliant with applicable law, and a nonstatutory stock option to the extent necessary to ensure such compliance. Further, the grant of such option shall not preclude you from receiving other option grants as described in the preceding paragraph.

         You will be paid on the Company's normal paydays. As an exempt salaried employee, you will be expected to work the hours required by the nature of your work assignments. The

Mr. Mark Hellinger
September 29, 1997
Page 2

Company or may modify your position, duties, work location, compensation and benefits from time to time as it deems necessary; provided, however that an adverse and substantial reduction in the nature or status of your responsibilities or in your base compensation, other than for Cause (as defined below), shall be deemed a constructive termination without Cause for purposes of this Agreement.

         As a Company employee, you will be expected to abide by Company rules and regulations, and (if requested by the Company) sign and comply with a confidentiality agreement or a proprietary information and inventions agreement, which, among other things, prohibits unauthorized use or disclosure of Company proprietary information.

         Your employment relationship with the Company is at-will. Subject only to the obligation to pay you the severance benefits described in next paragraph and the retention bonus payment described above in the event the Company terminates your employment without Cause, in order to protect our mutual employment rights, either you or the Company may terminate your employment relationship at any time and for any reason whatsoever, with or without Cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer of the Company.

         In the event the Company terminates your employment without Cause, in addition to receiving continued payment of your retention bonus until it is fully paid, you shall receive as severance an aggregate amount equal to your then annual base salary, which amount shall be paid in equal monthly installments over the 12-month period following the date of termination. "Cause" for termination shall mean (a) willful breach or habitual neglect of your duties and failure to remedy your performance within 30 days after written notice to you, or (b) misconduct, including but not limited to: (i) conviction of any felony or of any crime involving moral turpitude or dishonesty; (ii) participation in any fraud against the Company; (iii) breach of your Proprietary Information and Inventions Agreement; or (iv) conduct by you which in the good faith and reasonable determination of the Board of Directors of the Company demonstrates your gross unfitness to serve.

         The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written, including any employment agreement or arrangement between you and the Company in existence prior to the date hereof.

                                        Sincerely,

                                        DATAWORKS CORPORATION



                                        /s/ Norman R. Farquhar
                                        ----------------------------------------
                                        Norman R. Farquhar
                                        Executive Vice President and
                                        Chief Financial Officer

Mr. Mark Hellinger
September 29, 1997
Page 3



                            Chief Financial Officer



Accepted by:



/s/ Mark Hellinger
------------------------
Mark Hellinger


9/29/97
------------------------
Date

                                    Exhibit B
                            Noncompetition Agreement

                            NONCOMPETITION AGREEMENT

         This NONCOMPETITION AGREEMENT (the "Agreement") is made as of September 29, 1997, by and among DataWorks Corporation, a California corporation ("Parent"), DataWorks Acquisition Sub, Inc., a Delaware corporation ("Merger Sub"), and Mark Hellinger ("Stockholder").

                                    RECITALS

         Stockholder is a stockholder of Interactive Group, Inc., a Delaware corporation ("Company"). Parent, Merger Sub and Company have entered into an Agreement and Plan of Merger and Reorganization dated as of July 31, 1997 (the "Reorganization Agreement"), providing for the acquisition (the "Acquisition") by Parent of Company pursuant to a merger of Merger Sub and Company (the "Merger"). Stockholder plans to vote in favor of the Merger and receive all the benefits of the Merger; and in connection therewith and in exchange for the additional consideration provided herein, Stockholder has agreed pursuant to and to the extent permitted by Section 16601 of the Business and Professions Code of the State of California not to compete with Company in the manner and to the extent herein set forth. Stockholder is entering into this Agreement as an inducement to Parent and Merger Sub to consummate the Merger, with all of the attendant financial benefits to Stockholder as a stockholder of Company.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual covenants herein contemplated and intending to be legally bound hereby, Merger Sub, Parent and Stockholder agree as follows:

1. ACKNOWLEDGMENTS BY STOCKHOLDER. Stockholder acknowledges that by virtue of his position with Company he has developed considerable expertise in the business operations of Company and has had access to extensive confidential information with respect to Company. Stockholder recognizes that Merger Sub and Parent would be irreparably damaged, and their substantial investment in Company materially impaired, if Stockholder were to enter into an activity competing with Company's business in violation of the terms of this Agreement or if Stockholder were to disclose or make unauthorized use of any confidential information concerning the business of Company. Accordingly, Stockholder expressly acknowledges that he is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Stockholder in all respects.

2. CONFIDENTIALITY. Stockholder hereby expressly affirms that any confidentiality agreement previously entered into between Company and Stockholder in effect as of the date hereof (the "Confidentiality Agreement") is and shall remain in full force and effect and Stockholder specifically agrees that the rights and privileges of Company under the Confidentiality Agreement shall inure to the benefit of Parent and Merger Sub, to the same extent as if they were original parties thereto, as well as to Company. Further, Stockholder hereby expressly agrees that Company's rights under this Agreement are in addition to, but not in substitution of, its rights under the Confidentiality Agreement and the Confidentiality Agreement remains in full force and effect.

3. NONCOMPETITION. Until the later of (a) three (3) years after completion of the Merger or (b) two (2) years after termination of Stockholder's employment with Parent, Stockholder shall not, directly or indirectly, without the prior written consent of Parent, (i) own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with the business of Company, within each of the geographical units which are listed in Appendix A hereto (the "Territory"), or (ii) engage in any other manner, within the Territory, in any business which is competitive with the business of Company. For the purposes of this Section 3, the "business of Company" shall be defined as set forth in Appendix B hereto (which also includes a list of companies deemed by the parties to be in competition with the business of Company and therefore covered by the terms of this Noncompetition Agreement). Notwithstanding the above, Stockholder shall not be deemed to be engaged directly or indirectly in any business in contravention of subparagraphs (i) or
(ii) above, if (x) Stockholder participates in any such business solely as a passive investor in up to 1% of the equity securities of a company or partnership, the securities of which are publicly traded, or (y) Stockholder is employed by a business or enterprise that is engaged primarily in a business other than the business of Company and Stockholder does not apply his expertise at such business or enterprise to that part of such business or enterprise that is or could be competitive with the business of Company.

4. NON-INTERFERENCE. Stockholder further agrees that until the later of (a) three (3) years following completion of the Merger or (b) two (2) years following termination of Stockholder's employment with Parent, he will not, without the prior written consent of Parent, (i) interfere with the business of Company, Parent or Merger Sub, by soliciting, attempting to solicit, inducing, or otherwise causing any employee or consultant of Company, Parent or Merger Sub to terminate his or her employment as such in order to become an employee, consultant or independent contractor to or for any competitor of Company, Parent or Merger Sub or to or for any company with which Stockholder is associated in any way; or (ii) induce or attempt to induce any customers, suppliers, distributors, resellers, or independent contractor of Company to terminate their relationships with, or to take any action that would be disadvantageous to the business of, Company.

5. NONCOMPETITION PAYMENT. In consideration of Stockholder's obligations described herein, concurrent with the Effective Time (as defined in the Reorganization Agreement) of the Merger, the Company shall pay to Stockholder the amount of $525,000.

6. INDEPENDENCE OF OBLIGATIONS. The covenants of Stockholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Stockholder, on the one hand, and Merger Sub, Company or Parent or any of their subsidiaries, on the other, and the existence of any claim or cause of action by Stockholder against Merger Sub, Company or Parent or any of their subsidiaries shall not constitute a defense to the enforcement of such covenants against Stockholder.

7. EQUITABLE RELIEF. Stockholder expressly acknowledges that damages alone will not be an adequate remedy for any breach by Stockholder of the covenants set forth in Sections 2, 3, and 4 hereof and that the other parties hereto, in addition to any other remedies which they may have, shall be entitled, as a matter of right, to injunctive relief, including specific performance, in any court of competent jurisdiction with respect to any actual or threatened breach by Stockholder of any of said covenants.

8. SEVERABILITY, ETC.

(a) If any provision of this Agreement shall be held by a court of competent jurisdiction to be excessively broad as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, activity and/or subject as to which such provision shall be valid and enforceable under applicable law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(b) The parties intend that the covenant contained in Section 3 above shall be construed as a series of separate covenants, one for each geographical unit specified. Except for geographical coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 3 above. If, in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this Agreement, then the unenforceable covenant shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants to be enforced.

9. NOTICES. All notices or other communications hereunder shall be in writing and deemed given if and when delivered to a party in person, or if and when mailed by registered or certified mail, return receipt requested, to the parties at the addresses set forth below or such other addresses as shall be specified by notice to the other party hereunder:

         To Parent or
         Merger Sub at:

                                    DataWorks Corporation
                                    5910 Pacific Center Boulevard
                                    San Diego, CA 92121
                                    Attn:  President


         To Stockholder at:

                                    1211 Santa Luisa Drive
                                    Solana Beach, CA  92075

10. WAIVER OF BREACH. The failure or delay by Parent or Merger Sub in enforcing any provision of this Agreement shall not operate as a waiver thereof, and the waiver by Parent or Merger Sub or a breach of any provision of this Agreement by Stockholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

11. ASSIGNMENT. This Agreement shall be assignable by Parent or Merger Sub only to any person, firm or corporation which may become a successor in interest by purchase, merger or otherwise to Parent, Merger Sub or Company or the business operated by Parent, Merger Sub or Company. This Agreement is not assignable by Stockholder.

12. ENTIRE AGREEMENT; AMENDMENT. This Agreement and the Confidentiality Agreement represent the entire agreement and understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings of the parties in connection therewith (other than the Confidentiality Agreement). They may not be altered or amended except by an agreement in writing signed by the parties to be bound.

13. BINDING EFFECT. This Agreement shall be binding upon and inure to the benefit of Parent and its permitted successors and assigns and Stockholder and Stockholder's heirs and legal representatives.

14. GOVERNING LAW. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California as applied to contracts entered into between California residents and to be performed entirely within California.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                                        STOCKHOLDER

                                        /s/ Mark Hellinger
                                        ----------------------------------------


                                        DATAWORKS CORPORATION

                                        By: /s/ Norman R. Farquhar
                                        ----------------------------------------



                                        DATAWORKS ACQUISITION SUB, INC.

                                        By: /s/ Norman R. Farquhar
                                        ----------------------------------------

                                   APPENDIX A

                                    TERRITORY

         (1) All counties of California, (2) all other states and territories of the United States of America and provinces and territories of Canada, and (3) any other foreign country or territory in which the business of Company is carried on, or in which Company intends to carry on business.



                                       5.

                                   APPENDIX B

                                    BUSINESS



         Enterprise Resource Planning (ERP)-related software applications for the manufacturing and industrial product marketplaces.

                                    Exhibit C
                Proprietary Information and Inventions Agreement



                                       7.

                              DATAWORKS CORPORATION
                   CONFIDENTIALITY, NON-DISCLOSURE, ASSIGNMENT
                          OF INTELLECTUAL PROPERTY AND
                              ASSOCIATION AGREEMENT


I. PREAMBLE:

        A. The parties to this Agreement are:

                1. DataWorks Corporation, Inc., its subsidiaries and affiliates (hereinafter "DataWorks");

                2. Mark Hellinger, a potential current employee of, or current independent contractor with DataWorks (hereinafter "ASSOCIATE").

        B. Consideration:

        ASSOCIATE is an employee, a prospective employee or independent contractor working for DataWorks. This Agreement is intended to formalize in writing certain understandings and procedures which have been in effect since the time the ASSOCIATE was initially employed or engaged by DataWorks. In consideration of the ASSOCIATE's original and continuing employment with, or work for DataWorks in a capacity in which he or she may receive, or contribute to the production of, Confidential Information or Intellectual Property (as defined below), ASSOCIATE hereby confirms his or her understanding and agreement as follow:

II. DEFINITIONS:

        A. For purposes of this agreement, "Confidential Information" shall mean information or material proprietary to DataWorks or designated as Confidential Information by DataWorks and not generally known by non-DataWorks personnel, which the ASSOCIATE develops, or of which ASSOCIATE obtains knowledge, or to which the ASSOCIATE may obtain access, through or as result of, the ASSOCIATE's relationship with DataWorks (including information conceived, originated, discovered or developed in whole or in part by ASSOCIATE). Confidential Information includes, but is not limited to the following types of information and other information of a similar nature (whether or not reduced to writing): discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, data structures, instruction sets, documentation, diagrams, flow charts, research, development, training methods, training manuals, processes, procedures, "know-how", marketing techniques and materials, marketing and development plans, customer names and other information related to customers, price lists, pricing policies and financial information. Confidential Information also includes any information described above which DataWorks obtains from other entities and which DataWorks treats as proprietary or designates as Confidential Information, whether or not owned or developed by DataWorks. INFORMATION PUBLICLY KNOWN THAT IS GENERALLY EMPLOYED BY THE TRADE AT OR AFTER THE TIME ASSOCIATE FIRST LEARNS OF SUCH INFORMATION, OR GENERIC INFORMATION OR KNOWLEDGE WHICH

ASSOCIATE WOULD HAVE LEARNED IN THE COURSE OF SIMILAR EMPLOYMENT OR WORK ELSEWHERE IN THE TRADE, SHALL NOT BE DEEMED PART OF THE CONFIDENTIAL INFORMATION.

        B. For purposes of this agreement, "DataWorks' Business" shall mean the design, manufacture, fabrication, development, testing, marketing, advertising, servicing, authorship, sales, and licensing of: computers, computer hardware, computer software, services, services related to the support of data processing services, computer firmware and computer manuals as well as the training and education of computer users.

        C. For purposes of this agreement "Intellectual Property" shall mean those forms of authorship (as understood from Title 17 of the United States
Code), invention (as understood by Title 35 of the United States Code) and identification (as understood from Title 15 of the United States Code
Section 1051 et seq., trademarks and servicemarks) and such other forms of property rights in ideas, "know-how", inventions discoveries or in their physical embodiments as shall be authorized by state, local, territorial, federal or international law.

III. ASSOCIATE AGREES:

        A. ASSOCIATE agrees during his or her employment by DataWorks and for two years thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, copy, disclose or transfer any Confidential Information to any person or entity or utilize any Confidential Information for any purpose except in the course of ASSOCIATE's work for DataWorks.

        B. ASSOCIATE agrees to promptly disclose to DataWorks, all Intellectual Property conceived during the term of his or her employment.

        C. ASSOCIATE agrees that all Intellectual Property meeting the conditions of California Labor Code, Section 2870, is the exclusive property of DataWorks.

        D. ASSOCIATE agrees to assign to DataWorks all right, title and interest in any Intellectual Property belonging to DataWorks under Section 2870 of the California Labor Code.

        E. ASSOCIATE agrees to promptly execute all papers and otherwise cooperate as is necessary to obtain and enforce U.S. and foreign patents, copyrights, trademark, servicemark and trade secret protection on Intellectual Property belonging to DataWorks.

        F. ASSOCIATE agrees that all works of authorship prepared by ASSOCIATE in the course of his or her employment including computer programs and other software, as well as manuals describing the operation of said programs and software, or manuals prepared for training, constitute works for hire under 17 U.S.C. Section 101 and 201(b).

        G. ASSOCIATE agrees that all notes, data, reference materials, schedules, drawings, memoranda, documentation and records in any way incorporating or reflecting any Confidential Information shall belong exclusively to DataWorks and ASSOCIATE agrees to turn over all copies of such materials, in the ASSOCIATE's control, to DataWorks upon request or upon termination of the ASSOCIATE's relationship with DataWorks.

        H. ASSOCIATE agrees that tangible embodiments of Confidential Information are not to be removed from DataWorks premises without DataWorks' prior written consent.

        I. ASSOCIATE agrees to cooperate with DataWorks in the protection of DataWorks' Confidential Information for five (5) years after ASSOCIATE's termination, provided DataWorks covers ASSOCIATE's expenses and tenders a per diem allowance equivalent to ASSOCIATE'S then current salary.

        J. ASSOCIATE agrees to participate in a termination interview immediately (within two (2) working days) upon leaving DataWorks. Said interview will include requiring:

                1. ASSOCIATE to certify that all Confidential Information of DataWorks has been returned; and

                2. ASSOCIATE shall certify what non-DataWorks Confidential Information or Intellectual Property ASSOCIATE has created while employed at DataWorks.

        K. ASSOCIATE acknowledges that future promotions or participation in ownership may be contingent on execution of or a more stringent secrecy and non-use agreement.

IV. DATAWORKS AGREES:

        A. To pay any costs of obtaining and maintaining U.S. and foreign protection on any Intellectual Property belonging to DataWorks.

        B. DataWorks agrees to pay the salary, benefits and/or fees for ASSOCIATE as previously agreed.

        C. Nothing contained in this agreement obligates DataWorks to apply for any patent, copyright, trademark or servicemark protection.

V. LEGAL IMPLICATIONS:

        A. Because of the unique nature of the Confidential Information, ASSOCIATE understands and agrees that DataWorks will suffer irreparable harm in the event that ASSOCIATE fails to comply with any of his or her obligations under this agreement and that monetary damages will be inadequate to compensate DataWorks for such breach. Accordingly, ASSOCIATE agrees that DataWorks will, in addition to any other remedies available to it, at law or in equity, be entitled to injunctive relief to enforce the terms of this agreement.

        B. This agreement shall be governed by the California law applicable to contracts between residents of California which are wholly executed and performed in California.

        C. In the event of legal action brought by either party, the prevailing party shall be entitled to reimbursement of full legal fees and costs as set by the court.

        D. ASSOCIATE agrees to jurisdiction and venue exclusively in the courts of San Diego County, California.

        E. ASSOCIATE acknowledges that DataWorks has made no representations as to any right of ASSOCIATE to continued employment and ASSOCIATE hereby acknowledges that his or her employment is "AT WILL".

                1. ASSOCIATE acknowledges that no modification of this "AT WILL" employment is effective unless made to ASSOCIATE in writing by the President of DataWorks.

        F. This agreement contains the full and complete understanding of the parties with respect to the subject matter hereof and supersedes all prior representations and understandings whether oral or in writing.

        G. This agreement can only be modified in writing. Any modification of this agreement must be executed by the President of DataWorks to be enforceable against DataWorks.

VI. EXCEPTIONS FROM AGREEMENT:

        A. The parties agree that any invention embodied in an issued patent or disclosed in a patent application filed prior to the commencement of ASSOCIATE's relationship with DataWorks shall not be subject to the terms of this agreement.

        B. The parties agree that any Intellectual Property set forth in Exhibit A attached to this agreement shall not be subject to the terms of this agreement.

        C. The parties agree that any Intellectual Property not belonging to DataWorks under California Labor Code Section 2870 - Section 2872 (reprint attached hereto as Exhibit "B") shall not be subject to the terms of this agreement.

                1. Exhibit "A" attached: [ ]

                2. No exclusions requiring an Exhibit "A" exist: [ ]

VII. EXECUTION:

        I agree to the above terms and acknowledge receipt of a copy of this agreement.

         Dated:12/23/97

                                        /s/ Mark Hellinger
                                        ----------------------------------------
                                        Associate

                                        Mark Hellinger
                                        ----------------------------------------
                                        Name (Printed)


                                        ----------------------------------------
                                        Social Security Number

                                        1211 Santa Luisa Drive
                                        ----------------------------------------
                                        Mailing Address

                                        Solana Beach, CA
                                        ----------------------------------------


                                        92075
                                        ----------------------------------------



         Dated:                         /s/ Stuart W. Clifton
               -------------------      ----------------------------------------
                                        DataWorks Corporation
                                        President

                                   ARTICLE 3.5
                           INVENTIONS MADE BY EMPLOYEE


            Section 2870. Employment Agreements; Assignment or Rights

         Any provision in an employment agreement which provides that an employee shall assign or offer to assign any of his or her rights in an invention to his or her employer shall not apply to an invention for which no equipment, supplies, facility, or trade secret information of the employer was used and which was developed entirely on the employee's own time, and (a) which does not related (1) to the business of the employer or (2) to the employer's actual or demonstrably anticipated research or development, or (b) which does not result from any work performed by the employee for the employer. Any provision which purports to apply to such an invention is to that extent against the public policy of this state and is to that extent void and unenforceable.

         Section 2871. Condition of Employment or Continued Employment;
                            Disclosure of Invention

         No employer shall require a provision make void and unenforceable by
Section 2870 as a condition of employment or continued employment. Nothing in this article shall be construed to forbid or restrict the right of an employer to provide in contracts of employment for disclosure, provided that any such disclosures be received in confidence, of all of the employee's inventions made solely or jointly with others during the term of his or her employment, a review process by the employer to determine such issues as may arise, and for full title to certain patents and inventions to be in the United States as required by contracts between the employer and the United States or any of its agencies.

                Section 2872. Notice to Employee; Burden of Proof

         If an employment agreement entered into after January 1, 1980, contains a provision requiring the employee to assign or offer to assign any of his or her rights in any invention to his or her employer, the employer must also, at the time the agreement is made, provide a written notification to the employee that the agreement does not apply to an invention which qualifies fully under the provisions of Section 2870. In any suit or action arising thereunder, the burden of proof shall be on the employee claiming the benefits of its provisions.